Exhibit 99.1

Recro Pharma Initiates Second Pivotal Phase III Clinical Trial of IV Meloxicam for Acute Postoperative Pain

MALVERN, PA, February 1, 2016 – Recro Pharma, Inc. (Nasdaq: REPH), a revenue generating specialty pharmaceutical company developing multiple non-opioid therapeutics for the treatment of pain, today announced that the first patient was dosed in the pivotal Phase III clinical trial evaluating intravenous (IV) meloxicam (N1539) for acute postoperative pain in patients following bunionectomy surgery.

In this multicenter, randomized, double-blind, placebo-controlled clinical trial, IV meloxicam’s efficacy and safety will be evaluated in the management of postoperative pain following bunionectomy surgery, a representative hard tissue surgery. Approximately 200 patients will be assigned randomly to a postoperative regimen of IV meloxicam (30mg) or placebo in a 1:1 ratio, once every 24 hours for up to 3 doses following surgery. The primary efficacy endpoint of this Phase III study is the summed pain intensity difference over the first 48 hours (SPID48) compared to placebo. Recro expects to report top-line results from this Phase III study by year end 2016.

“The commencement of this second pivotal Phase III clinical trial marks another key step in the development of IV meloxicam,” said Gerri Henwood, Recro Pharma’s President and Chief Executive Officer. “We now have two ongoing pivotal Phase III trials in both hard and soft tissue models and we expect to report top-line results from both trials by the end of 2016. There is a growing interest in the availability and use of non-opioid pain treatments. There are limited non-opioid pain treatment options available for hospitalized patients recovering from surgery with moderate to severe pain. With IV meloxicam’s demonstrated efficacy in multiple Phase II trials, favorable tolerability, and a desirable dosing profile, we believe that IV meloxicam has the potential to be a new and differentiated non-opioid treatment option for patients with moderate to severe pain.”

Bunionectomy surgery generally involves an incision in the top or side of the big toe joint and the removal or realignment of soft tissue and bone. This is done to relieve pain and restore normal alignment to the joint. Bunionectomy surgery typically results in intense postoperative pain. In the past, drugs that have demonstrated analgesic effectiveness following bunionectomy surgery have frequently translated that analgesic success into other postoperative procedures that result in moderate to severe, acute pain.

About IV/IM Meloxicam

Meloxicam is a long-acting, preferential COX-2 inhibitor that possesses anti-inflammatory, analgesic, and antipyretic activities, which are believed to be related to the inhibition of cyclooxygenase (COX) and subsequent reduction in prostaglandin biosynthesis. Meloxicam has been marketed by Boehringer Ingelheim Pharmaceuticals, Inc. since the 1990’s as an oral agent, Mobic®. IV/IM meloxicam was designed using

NanoCrystal® platform, a technology that enables enhanced bioavailability of poorly water-soluble drug compounds. Recro acquired IV/IM meloxicam from Alkermes in April 2015.

About Recro Pharma, Inc.

Recro Pharma is a revenue generating specialty pharmaceutical company developing multiple non-opioid therapeutics for the treatment of pain. Recro Pharma is currently developing IV/IM meloxicam, a proprietary, long-acting preferential COX-2 inhibitor for treatment of acute postoperative pain, and Dex-IN, a proprietary intranasal formulation of dexmedetomidine, for the treatment of peri-procedural pain. Both compounds have successfully completed Phase II clinical trials. As Recro Pharma’s product candidates are not in the opioid class of drugs, the Company believes its candidates would avoid many of the side effects associated with commonly prescribed opioid therapeutics, such as addiction, constipation and respiratory distress, while maintaining analgesic effect.

Recro Pharma also owns and operates an 87,000 square foot, DEA-licensed facility that manufactures five commercial products and receives manufacturing revenues and royalties associated with the sales of these products.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward looking statements reflect Recro Pharma’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Recro Pharma or its management, are intended to identify such forward-looking statements. These forward looking statements are based on information available to Recro Pharma as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro Pharma’s performance to differ materially from those expressed in, or implied by, these forward looking statements. Recro Pharma assumes no obligation to update any such forward-looking statements. Factors that could cause Recro Pharma’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: results and timing of the clinical trials of IV/IM meloxicam and Dex-IN; the ability to obtain and maintain regulatory approval of IV/IM meloxicam and Dex-IN, and the labeling under any such approval; regulatory developments in the United States and foreign countries; the Company’s ability to raise future financing for continued development; the Company’s ability to pay its debt; the performance of third-party suppliers and manufacturers; the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; and the successful commercialization of IV/IM meloxicam and Dex-IN. In addition, the forward looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro Pharma’s business and future results included in Recro Pharma’s filings with the Securities and Exchange Commission at www.sec.gov. Recro Pharma assumes no obligation to update any such forward looking statements.

CONTACT:

Argot Partners

Susan Kim

(212) 600-1902

susan@argotpartners.com

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